Exhibit 25

KONA GRILL

February 25, 2010

VIA ELECTRONIC MAIL AND FEDERAL EXPRESS

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Attention: Mr. Thomas E. Lynch

Dear Mr. Lynch:

We received your letter dated February 22, 2010, requesting to inspect stocklist materials of Kona Grill, Inc. (the “Company”). Pursuant to your request, enclosed is a list of the registered holders of common stock of the Company which is in our possession, certified by Continental Stock Transfer Co., the Company’s transfer agent, setting forth the name, address and the number, series, and class of shares of stock of the Company registered in the name of each stockholder as of February 24, 2010. No telephone numbers are included as the Company’s transfer agent does not maintain this information.

We will furnish and/or make available to you for inspection, the other information requested per your letter dated February 22, 2010 as and when such other information becomes available and is in our possession.

If you have any questions relating to the foregoing, please contact me at (480) 922-8100.

Very truly yours,

/s/ Mark S. Robinow

Mark S. Robinow

Executive Vice President, Chief Financial Officer, and Secretary

Enclosure

cc:	Clifford E. Neimeth, Esq. (Greenberg Traurig, LLP)

Scott K. Weiss, Esq. (Greenberg Traurig, LLP)

Peter M. Rosenblum, Esq. (Foley Hoag, LLP)

Paul Bork, Esq. (Foley Hoag, LLP)

7150 E. Camelback Rd., Ste 220 — Scottsdale, AZ 85251

P 480.922.8100 — TF 866-328-5662 — F 480.991.6811